Consent of Arthur Andersen

August 11, 2000


To MAXXAM Inc.:

We are aware that MAXXAM Inc. and subsidiaries has incorporated by reference in its Registration Statement No. 33-54479 its Form 10-Q for the quarter ended
June 30, 2000, which includes our report dated August 8, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/  Arthur Andersen LLP